                                                                    EXHIBIT 99.1




                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                             GREENBRIAR CORPORATION

                                      AND

                        LONE STAR OPPORTUNITY FUND, L.P.


                         DATED AS OF DECEMBER 31, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
         Section 1.       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         Section 2.       Purchase and Sale of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.1.     Purchase, Sale and Issuance of Preferred Stock and Conversion
                          Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.2.     The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.3.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         Section 3.       Representations and Warranties of Greenbriar  . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1.     Due Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.2.     Validity of Sale, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.3.     Exchange Act Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.4.     Tribunal Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.5.     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.6.     No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.7.     No Material Misstatements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.8.     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.9.     Minute Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.10.    Voting Agreements, Stockholders' Agreements, etc. . . . . . . . . . . . . . . . . . . . . .  15
                 3.11.    Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.12.    Private Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.13.    Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.14.    Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.15.    Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.16.    Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.17.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.18.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.19.    Labor Issues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.20.    Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.21.    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.22.    Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.23.    Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.24.    No Stabilization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.25.    Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.26.    Stock Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.27.    Foreign Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.28.    Nevada Law Exemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         Section 4.       Representations and Warranties of Purchaser . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.1.     Due Organization and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 4.2.     Purchase for Purchaser's Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.3.     Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         Section 5.       Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.1.     Access and Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.2.     Operation of the Businesses of Greenbriar . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.3.     Restrictions on Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.4.     Required Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.5.     Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.6.     No Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.7.     Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.8.     Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         Section 6.       Covenants of Greenbriar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.1.     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.2.     Sale of Greenbriar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.3.     Rights Relating to Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.4.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 6.5.     Delivery Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 6.6.     Replacement of Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 6.7.     Rule 144  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 6.8.     Financial Statements, Reports and Documents . . . . . . . . . . . . . . . . . . . . . . . .  23
                 6.9.     Inspection of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.10.    Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.11.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.12.    Maintenance of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.13.    Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.14.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.15.    Authorizations and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.16.    Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.17.    Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.18.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 6.19.    Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 6.20.    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.21.    Loans, Advances and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.22.    Issuance of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.23.    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.24.    Accounting Methods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.25.    Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.26.    Compliance with Laws and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.27.    Maintenance of Stock Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.28.    Total Liabilities to Equity Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.29.    Total Long Term Debt to Equity Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.30.    Dividend Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.31.    Total Long Term Debt to Book Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.32.    Total Debt to Adjusted Book Capitalization  . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.33.    Total Debt and Capitalized Operating Lease Expense Obligations
                          to Adjusted Book Capitalization and Capitalized Operating Lease
                          Expense Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.34.    Refinancing Existing Property Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 6.35.    Total Net Property Debt to Real Property Book Value . . . . . . . . . . . . . . . . . . . .  30
                 6.36.    HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 7.       Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 7.1.     Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 7.2.     Conditions to Obligations of Greenbriar . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         Section 8.       Post-Conversion Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 8.1.     Board Representation on Greenbriar  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         Section 9.       Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.1.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.2.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.3.     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 9.4.     Restrictive Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 9.5.     Assignment, Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 9.6.     Amendment and Waiver, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 9.7.     Duplicate Originals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 9.8.     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 9.9.     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 9.10.    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 9.11.    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 9.12.    Headings Descriptive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 9.13.    Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 9.14.    Exculpation Among Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 9.15.    Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                        TABLE OF EXHIBITS AND SCHEDULES


Exhibit A-1 - Series F Certificate of Designation

Exhibit A-2 - Series G Certificate of Designation

Exhibit B - Registration Rights Agreement

Exhibit C - [INTENTIONALLY DELETED]

Exhibit D - Agreement

Exhibit E - Legal Opinions

Schedule A - List of Affiliates

Schedule B - Existing Property Group

Schedule C - Permitted Liens

Schedule 3.2(a) - Outstanding Options and Warrants of Greenbriar

Schedule 3.2(f) - Holders of Registration Rights of Greenbriar

Schedule 3.5 - Litigation of Greenbriar

Schedule 3.6 - Conflicts of Greenbriar

Schedule 3.8 - Ownership of Subsidiaries of Greenbriar

Schedule 3.15 - Affiliated Transactions of Greenbriar

Schedule 3.17 - Taxes of Greenbriar

Schedule 3.20 - Benefit Plans of Greenbriar

Schedule 3.25 - Title to Property of Greenbriar

Schedule 6.21 - Loans by Greenbriar

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT dated as of December 31, 1997 (this "Agreement"), is entered into by and among Greenbriar Corporation, a Nevada corporation ("Greenbriar"), and Lone Star Opportunity Fund, L.P., a Delaware limited partnership ("Purchaser").

         Purchaser, hereby subscribes for (i) an aggregate of 1,400,000 shares of Greenbriar's Series F Senior Convertible Preferred Stock, $0.10 par value per share (the "Series F Senior Preferred Stock"), at a purchase price of $10.00 per share, with the rights, restrictions, preferences and privileges as stated in the Series F Certificate of Designation with respect to the Series F Senior Preferred Stock attached hereto as Exhibit A-1 (the "Series F Certificate of Designation") and as provided by law and (ii) an aggregate of 800,000 shares of Greenbriar's Series G Senior Non-Voting Convertible Preferred Stock, $0.10 par value per share (the "Series G Senior Non-Voting Preferred Stock"), at a purchase price of $10.00 per share, with the rights, restrictions, preferences and privileges as stated in the Certificate of Designation with respect to the Series G Senior Non-Voting Preferred Stock attached hereto as Exhibit A-2 (the "Series G Certificate of Designation") and as provided by law. The Preferred Stock is convertible into shares of Greenbriar's common stock, $0.01 par value per share (the "Greenbriar Common Stock"), as stated in the Certificate of Designations. Accordingly, the parties hereto agree as follows:

         Section 1.     Definitions

         As used herein, the following terms shall have the following meanings:

         "1996 Form 10-K" means Greenbriar's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         "Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

         "Adjusted Book Capitalization" means Book Capitalization plus Total Short Term Debt.

         "Affiliate" means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, with respect to any fund or trust, any Person which is a participant in or beneficiary of such fund or trust. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing provisions of this definition (a) in no event shall any Purchaser (or any Affiliate thereof) be deemed to be an Affiliate of Greenbriar and (b) the Persons listed on Schedule A shall be deemed to be Affiliates of Greenbriar for purposes of this Agreement and the other Transaction Documents.

         "Agreement" has the meaning set forth in the preamble.

         "Articles of Incorporation" means the Articles of Incorporation of Greenbriar, as in effect on the date hereof and as at any time amended or otherwise modified.

         "Asserted Liability" has the meaning set forth in Section 9.3(c).

         "Book Capitalization" means Total Long Term Debt plus Total Stockholders' Equity.

         "Bylaws" means the bylaws of Greenbriar, as in effect on the date hereof and as at any time amended or otherwise modified.

         "Capital Lease" means any capital lease or sublease that is required by GAAP to be capitalized on a balance sheet.

         "Capitalized Operating Lease Expense Obligations" means the total annual operating lease expense that is required to be considered an operating lease expense on an income statement multiplied by eight (8).

         "Certificate of Designations" means the Series F Certificate of Designation and the Series G Certificate of Designation.

         "Closing" has the meaning set forth in Section 2.2(a).

         "Code" has the meaning set forth in Section 3.20.

         "Commission" means the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Act.

         "Conversion Shares" means the shares of Greenbriar Common Stock into which the Preferred Stock is convertible or converted in accordance with the Certificate of Designations.

         "Debt" of any Person means, at any time and without duplication (a) all obligations required by GAAP to be classified upon that Person's balance sheet as liabilities, (b) liabilities secured (or for which the holder of the Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) all guaranties, endorsements, and other contingent obligations for Debt of others.

         "Distribution" means, with respect to any shares of any capital stock or other equity securities issued by a Person (a) the retirement, redemption, purchase, or other acquisition for value of those securities, (b) the declaration or payment of any dividend on or with respect to those securities,
(c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities and (d) any other payment by that Person with respect to those securities.

         "EBITDA" means, for any period, net income before provision for interest, taxes, depreciation and amortization that would be reflected on a consolidated income statement of Greenbriar and the Subsidiaries prepared for such period in accordance with GAAP.

         "Environmental Indemnity Agreement" means, with respect to a company, any agreement (including, without limitation, insurance policies) known to such company or any of its subsidiaries by which such company, any of its subsidiaries or a Predecessor is (or may reasonably claim to be) entitled to receive reimbursement or other payment on account of any Environmental Liability other than any agreements (a) in the nature of environmental consulting or engineering agreements for professional services or (b) the terms of which preclude such company, any of its subsidiaries or a Predecessor from asserting a claim for reimbursement or other payment on account of any Environmental Liability.

         "Environmental Investigation" means, with respect to a company, any health, safety, or environmental site assessment, investigation, study, review, audit, compliance audit, or compliance review conducted at any time or from time to time upon the order or request of any Tribunal, or at the voluntary instigation of such company or any of its subsidiaries, concerning any Real Property or the business operations or activities of such company or any of its subsidiaries, including, without limitation (a) air, soil, groundwater, or surface-water sampling and monitoring, (b) repair, cleanup, remediation, or detoxification, (c) preparation and implementation of any closure, remedial, spill, emergency, or other plans, and (d) any health, safety, or environmental compliance audit or review.

         "Environmental Law" means any applicable Law that relates to (a) the condition of air, ground or surface water, soil, or other environmental media,
(b) the environment or natural resources, (c) safety or health, or (d) the regulation of any contaminants, wastes, and Hazardous Substances, including, without limitation, CERCLA, OSHA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section
11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), analogous state and local Laws, and any analogous future enacted or adopted Law, or (c) to the Release or threatened Release of Hazardous Substances.

         "Environmental Liability" means any liability, loss, fine, penalty, charge, lien, damage, cost, or expense of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Environmental Law, (b) from the Release or threatened Release of any Hazardous Substance, (c) from removal, remediation, or other actions in response to the Release or threatened Release of any Hazardous Substance, (d) from personal injury, death, or property damage which occurs as a result of any company's use, storage, handling, or the Release or threatened Release of a Hazardous Substance, or (e) from any Environmental Investigation performed at, on, or for any Real Property.

         "Environmental Permit" means any permit, license, or other authorization from any Tribunal that is required under any Environmental Law for the lawful conduct of any business, process, or other activity.

         "Environmental Report" means any written or verbal report memorializing any Environmental Investigation.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Plans" has the meaning set forth in Section 3.20.

         "Event of Default" has the meaning set forth in the Certificate of Designations.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

         "Existing Property Debt" means, as of any date, mortgage notes payable collateralized by the Existing Property Group that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP.

         "Existing Property Group" means the properties described on Schedule
B.

         "Funded Debt" means, at any time and without duplication, the sum of
(a) the balance of any obligation for borrowed money that is required by GAAP to be shown as a liability, plus (b) the total net rentals (net of any interest, Taxes, or other expenses included in those rentals) payable under Capital Leases.

         "GAAP" means those generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods to present fairly in all material respects the financial position, results of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee) in order to continue as a generally accepted accounting principle or practice may be so changed.

         "Gilley Affiliates" means James R. Gilley, Sylvia Gilley, JRG Investment Company, Inc., April Trust, September Trust, October Trust, November Trust, December Trust, Nita Dry, Todd Dry, Donna Gilley, Elizabeth Gilley, W. Michael Gilley, Caroline Gilley, or any other trusts controlled by James R. Gilley.

         "Greenbriar" has the meaning set forth in the preamble.

         "Greenbriar Common Stock" has the meaning set forth in the preamble.

         "Hazardous Substance" means (a) any substance that is reasonably expected to require removal, remediation, or other response under any Environmental Law, (b) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive, dangerous, or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of Section 101(14) of CERCLA, (c) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (d) asbestos and asbestos-containing materials in any form, (e) polychlorinated biphenyls, or
(f) urea formaldehyde foam.

         "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor act), and the rules and regulations promulgated thereunder.

         "Indemnitee" and "Indemnitor" have the respective meanings set forth in Section 9.3(c).

         "Laws" means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

         "License" has the meaning set forth in Section 3.23.

         "Lien" means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other arrangement for a creditor's claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

         "Litigation" means any action by or before any Tribunal.

         "Loan Agreement" means that certain Loan Agreement dated October 8, 1997, by and among RHP, Greenbriar and Purchaser.

         "Losses" means expenses, damages, deficiencies, liabilities, payments, fines, penalties, litigation, demands, defenses, judgments, proceedings, costs (including engineering costs, costs of remediation and related capital expenditures), obligations, settlement costs, and reasonable attorneys', accountants' and other professional advisors' fees (including costs of investigation and preparation) of any kind or nature whatsoever.

         "Material Adverse Effect" means any circumstance or event that, individually or collectively, is reasonably expected to result in any (a) material impairment of (i) the ability of Greenbriar to perform any of its payment or other material obligations in connection with the Preferred Stock, or (ii) the ability of any holder of Preferred Stock to enforce any of those obligations or any of their respective rights in connection with the Preferred Stock, (b) material and adverse effect on the assets, liabilities, prospects, results of operations or financial condition of Greenbriar and the Subsidiaries, taken as a whole or (c) Event of Default or Potential Default. Circumstances or events will be deemed to have a material and adverse effect if it or they would result in losses in excess of $250,000 individually or $500,000 collectively; provided, however, for purposes of Sections 3.11 and 6.14, circumstances or events will be deemed to have a material and adverse effect if it or they would result in losses in excess of $500,000 individually or $1,000,000 collectively.

         "Multiemployer Plan" means, with respect to a company, a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which such company or any of its subsidiaries (or any Person that, for purposes of Title IV of ERISA, is a member of such company's controlled group or is under common control with such company within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

         "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C.
Section  651 et seq.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Combination" means (i) a Sale of Greenbriar or (ii) an acquisition by Greenbriar in the ordinary course of its business as described in the 1996 Form 10-K.

         "Permitted Holders" means James R. Gilley and his Affiliates.

         "Permitted Liens" means (a) liens described on Schedule C attached hereto, (b) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs, (c) liens imposed by mandatory provisions of law such as for materialmen's, mechanics', warehousemen's and other like liens arising in the ordinary course of business, securing debt whose payment is not yet due, (d) for taxes, assessments and governmental charges or liens imposed upon a Person or upon such Person's income, profits or property, if the same are not due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (e) liens arising from good faith deposits in connection with lenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs, duties or other similar charges, or (f) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of Real Property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or Tribunal.

         "Potential Default" means any event's occurrence or any circumstance's existence that would, upon any required notice, time lapse, or both, become an Event of Default.

         "Predecessor" means, with respect to a company, any Person for whose obligations and liabilities such company or any of its subsidiaries is reasonably expected to be liable as the result of any merger, de facto merger, stock purchase, asset purchase or divestiture, combination, joint venture, investment, reclassification, or other similar business transaction.

         "Preferred Stock" means the Series F Senior Preferred Stock and the Series G Senior Non-Voting Preferred Stock.

         "Preferred Stock Representatives" means (i) a Person designated in writing by a majority of the holders of the Series F Senior Preferred Stock to represent such holders with respect to certain matters pursuant to this Agreement and the other Transaction Documents and (ii) a Person designated in writing by a majority of the holders of the Series G Senior Non-Voting Preferred Stock to represent such holders with respect to certain matters pursuant to this Agreement and the other Transaction Documents.

         "Purchaser" has the meaning set forth in the preamble.

         "Purchaser Indemnitees" has the meaning set forth in Section 9.3(b).

         "Real Property" means, with respect to a company, any land, buildings, fixtures, and other improvements to land now or in the future directly or indirectly owned by such company or any of its subsidiaries, leased to or otherwise operated by such company or any of its subsidiaries, or subleased by such company or any of its subsidiaries to any other Person.

         "Real Property Book Value" means, as of any date, the value of the Real Property of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP.

         "Redeemable Preferred Stock" means, as of any date, the redeemable preferred stock of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP.

         "Registration Rights Agreement" means that certain Registration Rights Agreement to be entered into at the Closing between Greenbriar and the holders of the Preferred Stock and attached hereto as Exhibit B.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, migrating, or other movement into the air, ground or surface water, or soil.

         "Responsible Officer" means the chairman, president, chief executive officer, chief financial officer, chief accounting officer, or treasurer of the referenced company.

         "Rights" means rights, remedies, powers, privileges, and benefits.

         "Sale of Greenbriar" means (i) a merger or consolidation in which all shares of Greenbriar Common Stock are exchanged for cash, securities of another entity, or a combination of cash and securities of another entity or (ii) a cash tender offer to purchase all of the outstanding shares of Greenbriar is made to the stockholders of Greenbriar and accepted by a majority of such stockholders.

         "Senior Preferred Dividend" means, for any period, the dividend payable to the holders of the Series F Senior Preferred Stock for such period plus any unpaid dividends from prior periods payable to the holders of the Series F Senior Preferred Stock.

         "September 1997 Form 10-Q" means Greenbriar's Quarterly Report on Form 10-QSB for the period ended September 30, 1997.

         "Special Asset Sale Trigger" has the meaning set forth in the Certificate of Designations.

         "Series B Junior Preferred Stock" means Greenbriar's Series B Preferred Stock, $0.10 par value per share.

         "Series D Junior Preferred Stock" means Greenbriar's Series D Preferred Stock, $0.10 par value per share.

         "Series F Certificate of Designation" has the meaning set forth in the preamble.

         "Series F Senior Preferred Stock" has the meaning set forth in the preamble.

         "Series G Certificate of Designation" has the meaning set forth in the preamble.

         "Series G Senior Non-Voting Preferred Stock" has the meaning set forth in the preamble.

         "Spin-off" means the pro rata distribution by Greenbriar of the outstanding shares of common stock of a Subsidiary to the holders of Greenbriar Common Stock to effect the spin-off of such Subsidiary.

         "Stock Option Plans" means Greenbriar's 1992 Stock Option Plan, as amended, and Greenbriar's 1997 Stock Option Plan which shall be consistent with the copies of such plans delivered to purchasers of the Preferred Stock prior to the date of Closing, as the same may be amended from time to time with the prior approval of each Preferred Stock Representative.

         "Subsidiaries" means all the corporations, partnerships, joint ventures, business trusts or other legal entities in which Greenbriar, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of at least a majority of the outstanding voting shares or equity interests. Each of the Subsidiaries is sometimes referred to herein individually as a "Subsidiary."

         "Syndication Program" means a program of selling real estate to public or private syndications consisting of partnerships, limited liability companies, or limited liability partnerships where ownership of such entities is offered to passive investors for cash and/or notes.

         "Taxes" mean, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises or assets.

         "Total Debt" means Total Long Term Debt plus Total Short Term Debt.

         "Total Liabilities" means the total liabilities of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP, but shall not include the Preferred Stock, unless the Preferred Stock becomes Redeemable Preferred Stock.

         "Total Long Term Debt" means, as of any date, the total long term debt of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP plus Redeemable Preferred Stock, if any; provided, however, Total Long Term Debt shall not include (i) the Preferred Stock, unless the Preferred Stock becomes Redeemable Preferred Stock or (ii) financing obligations of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP.

         "Total Net Property Debt" means, as of any date, mortgage notes payable collateralized by Real Property of Greenbriar minus cash that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP.

         "Total Short Term Debt" means, as of any date, the total short term debt of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP.

         "Total Stockholders' Equity" means, as of any date, the total stockholders' equity of Greenbriar that would be reflected on a consolidated balance sheet of Greenbriar and the Subsidiaries prepared as of such date in accordance with GAAP; provided, that in no event shall Total Stockholders' Equity include the Preferred Stock.

         "Transaction Documents" means this Agreement, the Certificate of Designations, the Registration Rights Agreement, the Agreement dated the date hereof between Greenbriar and Purchaser and attached hereto as Exhibit D and the certificate(s) evidencing the Preferred Stock and any other related documents.

         "Tribunal" means any (a) local, state, territorial, federal, or foreign judicial, executive, regulatory, administrative, legislative, or governmental agency, board, bureau, commission, department, or other instrumentality, including without limitation, the Commission, (b) private arbitration board or panel, (c) central bank or (d) any subdivisions of the entities listed in (a), (b) or (c) above.

         "Voting Stock" means the total voting power of all classes of capital stock then outstanding of a company and normally entitled to vote in elections of directors of such company.

         Section 2.           Purchase and Sale of Securities

                   2.1        Purchase, Sale and Issuance of Preferred Stock
and Conversion Shares.   Subject to the terms and conditions herein set forth,
at the Closing Greenbriar shall issue and sell to Purchaser, and Purchaser shall purchase from Greenbriar, 1,400,000 shares of Series F Senior Preferred Stock and 800,000 shares of Series G Senior Non- Voting Preferred Stock in exchange for consideration payable to Greenbriar consisting of cash in the amount of $22,000,000. Payment of such cash consideration for the Preferred Stock shall be made on the date hereof by wire or intrabank transfer of immediately available funds to Greenbriar.

                   2.2        The Closing.

                              (a) The purchase and sale of the Preferred Stock shall take place at the offices of Purchaser at 10:00 a.m., on or about January 9, 1998, or at such other time and place as Greenbriar and Purchaser shall mutually agree (such time and place are hereby designated as the "Closing").

                              (b) Greenbriar shall deliver to Purchaser a single certificate for the Series F Senior Preferred Stock and a single certificate for the Series G Senior Non-Voting Preferred Stock, registered in the name of Purchaser, except that, if Purchaser shall notify Greenbriar in writing prior to such issuance that it desires certificates for Preferred Stock to be issued in other denominations or registered in the name or names of any Person or Persons, then the certificates for Preferred Stock shall be issued to such Person or nominee in the denominations and registered in the name or names specified in such notice so long as such Person makes the same representations as Purchaser set forth in Sections 4.2 and 4.3 hereof. Concurrently with the issuance of the Preferred Stock, Greenbriar shall pay to Purchaser, in immediately available funds, all expenses described in Section 2.3 which have been incurred before Closing and are in excess of the $25,000 deposit and $256,372.00 paid on October 16, 1997 to Purchaser by Greenbriar in connection with such expenses.

                              (c) Purchaser shall have made payment for the Preferred Stock.

                              (d)       At the Closing, Purchaser and
         Greenbriar shall execute and deliver each of the Transaction Documents to which it is a party.

                   2.3 Expenses. Whether or not the Preferred Stock is sold to Purchaser, (a) Greenbriar shall pay all costs and expenses incurred by Purchaser relating to the negotiation, execution and delivery of this Agreement, the other Transaction Documents and the issuance of the Preferred Stock (including, without limitation, (i) fees, office charges and expenses of counsel to Purchaser, including, but not limited to, Haynes and Boone, LLP, and reasonable third party, outside accounting and other out-of-pocket costs and
(ii) all costs and expenses related to the transactions between Greenbriar and Lone Star contemplated before this Agreement); and (b) Greenbriar shall pay all reasonable costs and expenses incurred by Purchaser (i) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents; and (ii) incident to the enforcement by Purchaser of, or the protection or preservation of any right or remedy of Purchaser under, this Agreement, the other Transaction Documents, the Articles of Incorporation, or any other document or agreement furnished pursuant hereto or thereto or in connection herewith or therewith (including, without limitation, fees and expenses of counsel). Greenbriar shall pay all reasonable costs and expenses incurred by Purchaser relating to any and all filings related to the HSR Act (including, without limitation, fees, office charges and expenses of counsel to Purchaser). Greenbriar shall pay such costs and expenses, to the extent then payable, pursuant to the Loan Agreement, on the date of issuance of the Preferred Stock or from time to time consistent with the terms of the Loan Agreement within five business days of demand by Purchaser against presentation, in each such case, of a statement thereof.

         Section 3.           Representations and Warranties of Greenbriar

         Greenbriar hereby represents and warrants to Purchaser that as of the date of Greenbriar's execution of this Agreement and as of the date of the
Closing:

                   3.1 Due Organization and Authority. Greenbriar is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority
(a) to own and operate its properties and assets and to carry on its business as now conducted and as set forth in the September 1997 Form 10-Q, (b) to execute and deliver this Agreement and the other Transaction Documents to which Greenbriar is a party, (c) to perform the terms hereof and thereof and (d) to consummate the transactions contemplated hereby and thereby. Greenbriar is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to so qualify would not have a Material Adverse Effect. Greenbriar has taken all action necessary to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents and the issuance and sale of the Preferred Stock and the conversion into the Conversion Shares. This Agreement has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of Greenbriar, enforceable against Greenbriar in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally. Each of the Transaction Documents have been duly authorized by Greenbriar and, when duly executed and delivered by Greenbriar will be a legal, valid and binding obligation of Greenbriar, enforceable against Greenbriar in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

                   3.2        Validity of Sale, etc.

                              (a) On the date of this Agreement, there are 7,396,647 shares of Greenbriar Common Stock, 128 shares of Series B Preferred Stock, and 675,000 shares of Series D Preferred Stock issued and outstanding. All of the issued shares of capital stock of Greenbriar have been duly and validly authorized and issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or other similar rights or applicable securities laws. Upon the issuance of the Preferred Stock under this Agreement, the total number of shares of capital stock which Greenbriar has authority to issue will be 110,000,000 shares, consisting of 100,000,000 shares of Greenbriar Common Stock and 10,000,000 shares of Preferred Stock, of which 1,400,000 shares will be designated as Series F Senior Preferred Stock, 800,000 shares will be designated as Series G Senior Non-Voting Preferred Stock, 100,000 shares will be designated as Series B Junior Preferred Stock and 675,000 shares will be designated as Series D Junior Preferred Stock, and (ii) there will be 7,396,647 shares of Greenbriar Common Stock, 1,400,000 shares of Series F Senior Preferred Stock, 800,000 shares of Series G Senior Non-Voting Preferred Stock, 128 shares of Series B Junior Preferred Stock, 675,000 shares of Series D Junior Preferred Stock issued and outstanding. On the date of this Agreement and on the Closing Date, Greenbriar has and will have no shares of treasury stock. There are no outstanding subscriptions, rights, warrants, options, calls, exchangeable or convertible securities, commitments of sale or liens related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of, or other ownership interest in, Greenbriar other than exchange rights, convertible securities, options and warrants to purchase an aggregate of 1,958,571 shares of Greenbriar Common Stock as set forth on
         Schedule 3.2(a) hereto.

                              (b) The Preferred Stock shall, when issued against payment therefor in accordance with this Agreement and the other Transaction Documents, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Preferred Stock when issued will not be subject to any preemptive or other similar rights of any security holder of Greenbriar or any of the Subsidiaries other than any such rights granted pursuant to the Agreement and the Transaction Documents.

                              (c)       Greenbriar has reserved and has
         available such number of Conversion Shares as shall permit the compliance by Greenbriar with its obligations to deliver Conversion Shares pursuant to the Certificate of Designations and the other Transaction Documents. Greenbriar shall at all times reserve and keep available, solely for the purpose of the conversion of the Preferred Stock, the Greenbriar Shares in order to effect the conversion of the Preferred Stock, subject to a reduction by the number of shares of Greenbriar Common Stock that have previously been delivered in any conversion of Preferred Stock; all of such shares of Greenbriar Common Stock which are issuable to the holders of the Preferred Stock by way of conversion are, and will be when issued, duly authorized and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges. All Conversion Shares shall, when delivered, in accordance with the provisions of the Certificate of Designations, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. Greenbriar shall take all such actions as may be necessary to assure that all Conversion Shares may be so delivered without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or national market upon which the Conversion Shares may be listed. The Conversion Shares shall not be subject to any preemptive or other similar rights of any security holder of Greenbriar or any of the Subsidiaries other than any such rights granted pursuant to the Agreement and the Transaction Documents.

                              (d) No order suspending or preventing the sale of the Preferred Stock or the Conversion Shares in any jurisdiction has been issued or threatened or, to the knowledge of Greenbriar, is contemplated.

                              (e)       None of the issuance and sale by
         Greenbriar of the Preferred Stock and delivery of the Conversion Shares upon the conversion of the Preferred Stock, the execution or delivery of this Agreement and the other Transaction Documents, the performance by Greenbriar of its obligations hereunder and thereunder, the consummation of the transactions contemplated herein and therein and the conduct by Greenbriar and the Subsidiaries of their businesses conflicts or will conflict with or results or will result in any breach or violation of any of the terms or provisions of, or constitutes or will constitute a default under, or results or will result in the creation or imposition of any Lien upon any property or assets of Greenbriar or any of the Subsidiaries pursuant to the terms of: (i) the certificate of incorporation, articles of incorporation or bylaws of Greenbriar or any of the Subsidiaries, (ii) any license, contract, indenture, mortgage, installment sale agreement, lease, deed of trust, voting trust agreement, stockholders' agreement, note, loan, credit agreement, purchase order, agreement or instrument evidencing an obligation for borrowed money or other agreement or instrument to which Greenbriar or any of the Subsidiaries is a party or by which Greenbriar or any of the Subsidiaries may be bound or to which the property or assets of Greenbriar or any of the Subsidiaries is subject or affected or (iii) any Law applicable to Greenbriar or any of the Subsidiaries of any Tribunal having jurisdiction over Greenbriar or any of the Subsidiaries or any of their respective activities or properties; except any violation or default under the foregoing clauses (ii) or (iii) as would not have a Material Adverse Effect.

                              (f)       There is not in effect on the date
         hereof any agreement by Greenbriar (other than this Agreement and the other Transaction Documents) pursuant to which any holders of securities of Greenbriar have a right to cause Greenbriar to register such securities under the Act other than as set forth on Schedule 3.2(f) hereto.

                   3.3        Exchange Act Filings.  Greenbriar is subject to
Section 13 or 15(d) of the Exchange Act. The documents filed pursuant to the Exchange Act, when they were filed with the Commission (or, if any amendment with respect to any such document was filed, when such amendment was filed), complied in all material respects with the requirements of the Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and any documents filed subsequent to the date of this Agreement, when filed with the Commission, will conform in all respects to the requirements of the Act and the Exchange Act, as applicable, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. All reports and statements required to be filed by Greenbriar under the Act and the Exchange Act have been filed, together with all exhibits required to be filed therewith. The documents and agreements so filed are in full force and effect on the date hereof.

                   3.4 Tribunal Consents. Neither the nature of Greenbriar or of any Subsidiary, or of any of their respective businesses or properties, nor any relationship between Greenbriar or any Subsidiary and any other Person, nor (except as expressly provided for in this Agreement) any circumstance in connection with the offer, issue or sale of the Preferred Stock and the conversion into the Conversion Shares is such as to require consent, approval or authorization of, or filing, registration or qualification with, any Tribunal on the part of Greenbriar as a condition to the execution and delivery of this Agreement and the other Transaction Documents, or the execution and filing of the Certificate of Designations or any amendment of the Articles of Incorporation required in connection with the authorization, offer, sale, issuance and/or conversion of the Preferred Stock or the Conversion Shares and the consummation of the Transactions contemplated by the Transaction Documents, other than consents, approvals, etc., the absence of which or the failure to obtain, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect. No actions or filings of Greenbriar, Purchaser or their Affiliates are required under the HSR Act with respect to the execution and closing of the transactions contemplated by this Agreement.

                   3.5 Litigation. Other than as described in the 1996 Form 10-K, the September 1997 Form 10-Q and Schedule 3.5 hereto, there is no action, suit, proceeding, litigation or governmental proceeding pending or threatened or, to the knowledge of Greenbriar, contemplated against (or circumstances that are reasonably likely to give rise to the same), or involving the properties or businesses of, Greenbriar or any of the Subsidiaries which (i) questions the validity of the capital stock of Greenbriar or any of the Subsidiaries, this Agreement, the other Transaction Documents or any action taken or to be taken by Greenbriar or any of the Subsidiaries pursuant to or in connection with this Agreement or the other Transaction Documents or (ii) would have a Material Adverse Effect.

                   3.6        No Conflicts.   Except as set forth in Schedule
3.6, neither Greenbriar nor any of the Subsidiaries (i) is in violation of its certificate of incorporation, articles of incorporation or bylaws; (ii) is in default in the performance of any obligation, agreement or condition contained in any license, contract, indenture, mortgage, installment sale agreement, lease, deed of trust, voting trust agreement, stockholders' agreement, note, loan, credit agreement, purchase order, agreement or instrument evidencing an obligation for borrowed money or other agreement or instrument to which Greenbriar or any of the Subsidiaries is a party or by which Greenbriar or any of the Subsidiaries may be bound or to which the property or assets of Greenbriar or any of the Subsidiaries is subject or affected; or (iii) is in violation in any respect of any Law applicable to Greenbriar or any of the Subsidiaries of any Tribunal having jurisdiction over Greenbriar or any of the Subsidiaries or any of their respective activities or properties, except any violation or default under the foregoing clauses (ii) or (iii) as would not have a Material Adverse Effect, and no other party under any such agreement or instrument to which either Greenbriar or any of the Subsidiaries is a party is, to the knowledge of any executive officer of Greenbriar or any Subsidiary after reasonable inquiry, in default in any material respect thereunder, other than any such default that would not have a Material Adverse Effect.

                   3.7 No Material Misstatements. To the best of its knowledge, no representation, warranty, or statement by Greenbriar in this Agreement, the other Transaction Documents or in any written statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or the other Transaction Documents contains any untrue statement of a material fact or, when taken together, omits a material fact necessary to make the statements made herein or therein not misleading.

                   3.8 Subsidiaries. Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and is in good standing under such laws, with power and authority (corporate and other) to own its properties and conduct its business as now conducted and as presently proposed to be conducted, and has been duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to so qualify would not have a Material Adverse Effect. Greenbriar does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries. All of the Subsidiaries as of the date hereof and the date of the Closing are set forth on Schedule 3.8. Except as set forth on Schedule 3.8, Greenbriar owns, either directly or through other Subsidiaries, good and marketable title to all of the outstanding shares of capital stock (capital stock for purposes of this Agreement includes partnership interests and membership interests, in addition to common stock and preferred stock) of each Subsidiary, in each case free and clear of all liens, charges, claims, encumbrances, pledges, security interests defects or other restrictions or equities of any kind whatsoever; and all of the outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and not issued in violation of any preemptive or other similar rights or applicable securities laws. There are no outstanding subscriptions, rights, warrants, options, calls, exchangeable or convertible securities, commitments of sale or liens related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of, or other ownership interest in, any Subsidiary.

                   3.9 Minute Books. The minute books of each of Greenbriar and the Subsidiaries contain a complete summary of all meetings and actions of the directors and stockholders of each of Greenbriar and the Subsidiaries since the time of their respective incorporation and reflect all transactions referred to in such minutes accurately in all respects.

                   3.10 Voting Agreements, Stockholders' Agreements, etc. Neither Greenbriar nor any of the Subsidiaries is a party to or bound by any instrument, agreement or other arrangement, including, but not limited to, any voting trust agreement, stockholders' agreement or other agreement or instrument, affecting any securities or rights or obligations of security holders of Greenbriar or any of the Subsidiaries, other than in connection with the Preferred Stock to be issued pursuant to this Agreement.

                   3.11 Material Adverse Effect. There has been no action, condition, change or circumstance that has resulted, or to the knowledge of Greenbriar will result, in a Material Adverse Effect since the filing of the September 1997 Form 10-Q by Greenbriar with the Commission, other than (i) litigation which could result in a write off of up to $4,300,000 of mortgage notes and accrued interest and cash disbursements by Greenbriar in excess of $1,500,000 in the aggregate in connection with the Southern Care v. Medical Resources et al. litigation; (ii) a prepayment penalty not to exceed $1,300,000 to Health and Retirement Properties Trust, and (iii) a judgment which could result in cash disbursements by Greenbriar in excess of $1,000,000 in the aggregate in connection with the Carmen Puentes v. CareAmerica et al. litigation.

                   3.12 Private Offering. Neither Greenbriar nor any other Person acting on behalf of Greenbriar has offered any of the Preferred Stock or any similar securities of Greenbriar for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with any prospective purchasers who are not accredited investors, as defined in Rule 501 of Regulation D promulgated under the Act. Greenbriar agrees that neither Greenbriar nor anyone acting on its behalf has offered or will offer the Preferred Stock or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Preferred Stock within the provisions of Section 5 of the Act.

                   3.13 Laws. Each of Greenbriar and the Subsidiaries has complied in all respects with all Laws applicable to it or its businesses other than violations which would not have a Material Adverse Effect.

                   3.14 Investment Company Act. Neither Greenbriar nor any Subsidiary is, and after giving effect to the issuance and sale of the Preferred Stock, will be, an "investment company," or an entity "controlled" by an "investment company," as such terms are defined in the United States Investment Company Act of 1940, as amended.

                   3.15 Affiliate Transactions. To the best of its knowledge and except as set forth on Schedule 3.15, no officer, director or 5% or greater stockholder of Greenbriar or any of the Subsidiaries, or any "affiliate" or "associate" (as these terms are defined in Rule 405 promulgated under the Act) of any of the foregoing persons or entities, has, or has had which will have a Material Adverse Effect going forward, either directly or indirectly, (i) a material interest in any person or entity which (A) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Greenbriar or any of the Subsidiaries or (B) purchases from or sells or furnishes to Greenbriar or any of the Subsidiaries any goods or services or (ii) a material beneficiary interest in any contract or agreement to which Greenbriar or any of the Subsidiaries is a party or by which Greenbriar or any of the Subsidiaries may be bound or affected. Except as set forth in Schedule 3.15, there are no existing agreements, arrangements, understandings or transactions, or proposed agreements, arrangements, understandings or transactions, between or among Greenbriar or any of the Subsidiaries and any such officer, director, 5% or greater stockholder, "affiliate" or "associate." For the purpose of this Section 3.15, interests which may be excluded from disclosure pursuant to the instructions to items of Regulation S-K shall be deemed to be per se not material.

                   3.16 Environmental Compliance. To the best of its knowledge, neither Greenbriar nor any Subsidiary (i) has violated, or has been notified or is otherwise aware that it is liable with respect to obligations under, any applicable Environmental Law, lacks Environmental Permits or is violating any term or condition of any Environmental Permit; (ii) owns or occupies any Real Property on which there has been a Release of Hazardous Substances, or which may reasonably be expected to be adversely affected by a Release of Hazardous Substances released at another location; or (iii) is otherwise exposed to any Environmental Liability, except as to clauses (i),
(ii) and (iii), for such instances of noncompliance or Releases of Hazardous Substances which, either singly or in the aggregate, would not have a Material Adverse Effect.

                   3.17 Taxes. To the best of its knowledge and except as set forth on Schedule 3.17, all tax returns required to be filed by Greenbriar or the Subsidiaries in all jurisdictions have been timely and duly filed, other than those filings being contested in good faith or except where the failure to so file any such returns could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no tax returns of Greenbriar or the Subsidiaries that are currently being audited by state, local or federal taxing authorities or agencies (and with respect to which Greenbriar or the Subsidiaries have received notice), where the findings of such audit, if adversely determined, would result in a Material Adverse Effect. All taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due or claimed to be due from such entities have been paid, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest or except if the failure to so pay could not reasonably be expected to have a Material Adverse Effect. No transfer tax, stamp duty or other similar tax is payable by or on behalf of Purchaser in connection with (i) the issuance by Greenbriar of the Preferred Stock and the conversion into the Conversion Shares, (ii) the purchase by Purchaser of the Preferred Stock from Greenbriar or (iii) the consummation by Greenbriar of any of its obligations under this Agreement.

                   3.18 Insurance. Each of Greenbriar and the Subsidiaries maintains insurance covering its properties, operations, personnel and businesses which insures against such losses and risks as are adequate in accordance with its reasonable business judgment. Neither Greenbriar nor any Subsidiary has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. All such insurance is outstanding and duly in force on the date hereof and shall be outstanding and duly in force at the date of the Closing.

                   3.19 Labor Issues. To the best of its knowledge, Greenbriar and the Subsidiaries are in substantial compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. There are no pending investigations involving Greenbriar or any of the Subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against Greenbriar or any of the Subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving Greenbriar or any of the Subsidiaries. No representation question exists respecting the employees of Greenbriar or any of the Subsidiaries, and no collective bargaining agreement or modification thereof is currently being negotiated by Greenbriar or any of the Subsidiaries. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of Greenbriar or any of the Subsidiaries. No material labor dispute with the employees of Greenbriar or any of the Subsidiaries exists or, to the knowledge of Greenbriar after reasonable inquiry, is imminent and neither Greenbriar nor any Subsidiary is aware of any existing or imminent general labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors which could reasonably be expected to have a Material Adverse Effect.

                   3.20 Benefit Plans. To the best of its knowledge, except as identified on Schedule 3.20 attached hereto, neither Greenbriar nor any of the Subsidiaries maintains, sponsors or contributes to any program or arrangement that is an "employee pension benefit plan" an "employee welfare benefit plan" or a "multi-employer plan" ("ERISA Plans") as such terms are defined in Sections 3(2), 3(1) and 3(37), respectively, of ERISA. Except as identified on Schedule 3.20 attached hereto, neither Greenbriar nor any of the Subsidiaries maintains or contributes to, now or at any time previously, a defined benefit plan as defined in Section 3(35) of ERISA. No ERISA Plan (or any trust created thereunder) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") which could subject Greenbriar or any of the Subsidiaries to any material tax penalty on prohibited transactions and which has not adequately been corrected. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan which might reasonably be expected to have a Material Adverse Effect. Each ERISA Plan is in compliance in all material respects with the reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan. Determination letters have been received from the Internal Revenue Service with respect to each ERISA Plan which is intended to comply with Code Section 401(a) stating that such ERISA Plan and the attendant trust are qualified thereunder. Neither Greenbriar nor any of the Subsidiaries has ever completely or partially withdrawn from a Multiemployer Plan of Greenbriar.

                   3.21 Financial Statements. The audited consolidated financial statements and the related notes of Greenbriar and the Subsidiaries as of and for the year ended December 31, 1996 and the unaudited consolidated financial statements and the related notes of Greenbriar and the Subsidiaries as of and for the nine month period ended September 30, 1997, copies of which have been delivered to Purchaser, have been prepared in conformity with GAAP and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Greenbriar and the Subsidiaries as of the dates and throughout the periods therein specified.

                   3.22 Accounting Matters. Each of Greenbriar and the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to financial assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. Grant Thornton, who has audited certain financial statements of Greenbriar and the Subsidiaries, is an independent public accounting firm as defined by the Act and the rules and regulations of the Commission thereunder.

                   3.23 Licenses. Each of Greenbriar and the Subsidiaries holds all licenses, franchises, permits, consents, registrations, certificates and other approvals (including, without limitation, those relating to environmental matters and worker health and safety) (individually a "License" and collectively, "Licenses") required for the conduct of its business as now being conducted except where the failure to hold such Licenses, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.

                   3.24 No Stabilization. To the best of its knowledge, neither Greenbriar or any of the Subsidiaries, nor any of its Affiliates has taken or will take, directly or indirectly, any action designed to or which has constituted or which might be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of Greenbriar to facilitate the sale or resale of the Preferred Stock or the Conversion Shares or otherwise.

                   3.25 Title to Property. Each of Greenbriar and the Subsidiaries has good and marketable title to, or valid and enforceable leasehold estates in, all items of real and personal property which are material to its business, in each case free and clear of all liens, mortgages, charges, claims, encumbrances, pledges, security interests, defects and other restrictions except the Permitted Liens, those disclosed in Schedule 3.25 or those which are not material in amount and do not materially adversely affect the use made or proposed to be made of such property.

                   3.26 Stock Exchange. The Greenbriar Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and is approved for trading on the American Stock Exchange under the symbol "GBR." Greenbriar has taken no action that was designed to terminate, or that is likely to have the effect of terminating, trading of the Greenbriar Common Stock on the American Stock Exchange, nor has Greenbriar received any notification that the Commission or the American Stock Exchange is contemplating terminating such trading.

                   3.27 Foreign Compliance. To the best of its knowledge, neither Greenbriar nor any of the Subsidiaries has, nor to the knowledge of Greenbriar, has any officer, director or employee of Greenbriar or any of the Subsidiaries or any other person acting on behalf of Greenbriar or any of the Subsidiaries, for the benefit of Greenbriar or any such Subsidiaries at any time during the last five years, (i) made any unlawful gift or contribution to any candidate for federal, state, local or foreign political office, or failed to disclose fully any such gift or contribution in violation of law, or (ii) made any payment to any federal, state, local or foreign governmental officer or official, which would be reasonably likely to subject Greenbriar or any of the Subsidiaries to any significant damage or penalty in any civil, criminal or governmental litigation or proceeding (domestic or foreign). Each of Greenbriar's and the Subsidiaries' internal accounting controls are sufficient to cause Greenbriar and the Subsidiaries to comply with the Foreign Corrupt Practices Act of 1977, as amended.

                   3.28       Nevada Law Exemptions.   None of the issuance by
Greenbriar and the purchase by Purchaser of the Preferred Stock and delivery to Purchaser of the Conversion Shares upon the conversion of the Preferred Stock, the execution or delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated herein and therein (i) conflicts or will conflict with, (ii) violates or will result in any violation of or (iii) restricts or will restrict any future transactions or business combinations involving Purchaser or any of its affiliates and Greenbriar, any Subsidiary, Greenbriar capital stock, Greenbriar, any of its subsidiaries or Greenbriar capital stock pursuant to, in each case, any of the provisions of Nevada law, including, but not limited to Sections 78.378-78.3793 and Sections 78.411-78.444 of Chapter 78 of the Nevada Revised Statutes.

         Section 4.           Representations and Warranties of Purchaser

         Purchaser hereby represents, warrants and covenants to Greenbriar that as of the date of Greenbriar's execution of this Agreement and as of the date of the Closing:

                   4.1 Due Organization and Authorization. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority (i) to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, (ii) to execute and deliver this Agreement and the other Transaction Documents, (iii) to perform the terms hereof and thereof and (iv) to consummate the transactions contemplated hereby and thereby. Purchaser has taken all action necessary to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents and the purchase of the Preferred Stock and the conversion of the Conversion Shares.

                   4.2 Purchase for Purchaser's Account. Purchaser represents and warrants to Greenbriar that it is purchasing and will purchase the Preferred Stock, for its own account, with no present intention of distributing or reselling the Preferred Stock or the Conversion Shares or any part thereof and that such Purchaser is prepared to bear the economic risk of retaining the Preferred Stock and the Conversion Shares for an indefinite period, all without prejudice, however, to the right of such Purchaser at any time, in accordance with this Agreement and the other Transaction Documents, lawfully to sell or otherwise dispose of all or any part of the Preferred Stock or the Conversion Shares held by it. Purchaser represents and warrants that it is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Act.

                   4.3 Compliance. Purchaser acknowledges that Greenbriar has not registered the Preferred Stock and that Greenbriar has not registered the Conversion Shares under the Act, and Purchaser agrees that neither the Preferred Stock nor the Conversion Shares shall be sold or offered for sale without registration under the Act or the availability of an exemption therefrom, nor in violation of any other law of the United States of America or any state thereof, and the certificates representing such shares shall bear a legend with respect thereto.

         Section 5.           Pre-Closing Covenants

                   5.1 Access and Investigation. Between the date of this Agreement and the date of Closing, Greenbriar shall, and shall cause each of its respective subsidiaries to, (a) afford Purchaser and its representatives reasonably full and free access during normal business hours to Greenbriar's and Greenbriar's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser and its representatives with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and its representatives with such additional financial, operating, and other data and information as Purchaser may reasonably request; provided, that Purchaser's access under this Section 5.1 shall not unduly interfere with the operations of Greenbriar.

                   5.2        Operation of the Businesses of Greenbriar.
Between the date of this Agreement and the date of Closing, except as otherwise expressly permitted herein, Greenbriar shall, and shall cause each Subsidiaries to:

                              (a) conduct the business of Greenbriar and the Subsidiaries only in the ordinary course of business; and

                              (b) use commercially reasonable efforts to preserve intact the current business organization of Greenbriar and the Subsidiaries, keep available the services of the current officers, employees, and agents of Greenbriar and the Subsidiaries, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Greenbriar and the Subsidiaries.

                   5.3 Restrictions on Certain Actions. Except as otherwise expressly permitted herein, from and after the date hereof to the day immediately following the issuance of Preferred Stock hereunder, Greenbriar shall not (without the written consent of

Purchaser which, for the purposes of the filing of board resolutions, shall not be unreasonably withheld):

                              (a) directly or indirectly declare, make, incur any liability to make, or pay any Distribution, except for Distributions to the holders of Series B Junior Preferred Stock and Series D Junior Preferred Stock required pursuant to their respective certificate of designations; or

                              (b) make, and shall not permit any of the Subsidiaries to make, any amendment to the certificate of incorporation or the articles of incorporation or bylaws of any such company or file any resolution of the board of directors with its respective Office of the Secretary of State.

                   5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Greenbriar and Purchaser shall make all filings required to be made by them in order to consummate the transactions contemplated by the Transaction Documents. Between the date of this Agreement and the date of Closing, each party shall cooperate with the other party with respect to all filings that a party elects to make or is required to make in connection with the transactions contemplated by the Transaction Documents.

                   5.5 Notification. Between the date of this Agreement and the date of Closing, each party shall promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each party shall promptly notify the other parties of the occurrence of any breach of any covenant in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

                   5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9.2, Greenbriar, their Affiliates and their representatives shall not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction which (i) contemplates replacing or finding a substitute for Purchaser in any financing or equity transaction or (ii) places Greenbriar in an economic position similar to that contemplated by the Transaction Documents.

                   5.7 Public Disclosure. Prior to the Closing, none of the parties hereto, nor any of their representatives shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, make any statement, public announcement or release to the press or any other third party with respect to their discussions or this Agreement or permit any of its employees or agents to make any such statement, announcement or release, until such time as any party may be required by law, regulation, order or other requirement to make disclosure, including, but not limited to, disclosures made by Greenbriar to respond to the Commission, the American Stock Exchange and lender requirements.

                   5.8 Efforts. Between the date of this Agreement and the date of Closing, each party shall use commercially reasonable efforts to cause the conditions in this Agreement to be satisfied.

         Section 6.           Covenants of Greenbriar

         Greenbriar hereby covenants to the holders of Preferred Stock that, unless waived in writing by each Preferred Stock Representative, on the date of this Agreement and thereafter:

                   6.1 Use of Proceeds. Greenbriar shall use the proceeds of approximately $22,000,000 from the sale of the Preferred Stock (a) to purchase real estate assets consistent with the description of Greenbriar's business contained in 1996 Form 10-K, (b) to use for working capital, (c) to pay down debt and (d) to invest in short term state and federal government securities.

                   6.2 Sale of Greenbriar. Greenbriar shall not permit a Sale of Greenbriar; provided, however, a Sale of Greenbriar will not be considered a breach of this Agreement provided that the mandatory conversion pursuant to Section 6.3 of each Certificate of Designation is consummated.

                   6.3        Rights Relating to Board of Directors.
Greenbriar will promptly execute and deliver to any individual elected to the Board of Directors by the holders of Series F Senior Preferred Stock, an agreement by Greenbriar to advance expenses, indemnify and hold harmless such individual for any and all actions taken by such individual in his capacity as a member of the Board of Directors to the fullest extent permitted by the laws of the state of incorporation of Greenbriar. If the laws of the state of incorporation of Greenbriar thereafter are amended to further permit indemnification and advancement of expenses, then Greenbriar shall advance expenses, indemnify and hold harmless to the fullest extent permitted by such laws, as so amended. Any repeal or modification of this Section 6.3 shall be prospective only and shall not adversely affect the rights set forth in this
Section 6.3 existing at the time of such repeal or modification.

                   6.4 Taxes. Greenbriar shall pay all Taxes (other than federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement and the other Transaction Documents or the issuance and sale of the Preferred Stock and the conversion into the Conversion Shares hereunder or in connection with any modification of the Preferred Stock or Conversion Shares and shall save Purchaser harmless without limitation as to time against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay such Taxes. The obligations of Greenbriar under this Section 6.4 shall survive any redemption, repurchase or acquisition of Preferred Stock or Conversion Shares by Greenbriar and the termination of this Agreement. Greenbriar shall, and shall cause each Subsidiary to, promptly pay when due any and all Taxes except Taxes that are being contested in good faith by lawful and appropriate proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien has been and continues to be stayed. Greenbriar shall not, and shall not permit any Subsidiary to, use any proceeds of the sale of the Preferred Stock to pay the wages of employees unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

                   6.5 Delivery Expenses. If any holder surrenders any certificate for Preferred Stock or Conversion Shares to Greenbriar or a transfer agent of Greenbriar for exchange for instruments of other denominations or registered in another name or names, Greenbriar shall cause such new instruments to be issued and shall pay the cost of delivering the surrendered instrument and any new instruments issued in substitution or replacement for the surrendered instrument to and from the office of Purchaser from and to Greenbriar or its transfer agent, duly insured, other than any required stamp, taxes or transfer taxes.

                   6.6 Replacement of Instruments. Upon receipt by Greenbriar of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate or instrument evidencing any Preferred Stock or Greenbriar Common Stock; and

                              (a)       in the case of loss, theft or
         destruction, Greenbriar, at its expense, shall execute, register and deliver, in lieu thereof, a new certificate or instrument for (or covering the purchase of) an equal number of shares of Series F Senior Preferred Stock, Series G Senior Non-Voting Preferred Stock or Greenbriar Common Stock upon receipt of indemnity reasonably satisfactory to it (provided that, if the owner of the same is a commercial bank or an institutional lender or investor, its own agreement of indemnity shall be deemed to be satisfactory); or

                              (b)       in the case of mutilation, upon
         surrender and cancellation thereof, Greenbriar, at its expense, shall execute, register and deliver, in lieu thereof, a new certificate or instrument for (or covering the purchase of) an equal number of shares of Series F Senior Preferred Stock, Series G Senior Non- Voting Preferred Stock or Greenbriar Common Stock.

                   6.7 Rule 144. At all times, in order to permit holders of Preferred Stock or Greenbriar Common Stock to sell the same, if they so desire, pursuant to Rule 144 or 144A promulgated by the Commission (or any successor to such rule), Greenbriar shall comply with all rules and regulations of the Commission applicable in connection with use of Rule 144 and 144A (or any successor rules thereto), including the provision of information concerning Greenbriar and the timely filing of all reports with the Commission in order to enable such holders, if they so elect, to utilize Rule 144 or 144A, and Greenbriar shall cause any restrictive legends to be removed and any transfer restrictions to be rescinded with respect to any sale of Preferred Stock or Greenbriar Common Stock which is exempt from registration under the Act pursuant to Rule 144 or 144A.

                   6.8        Financial Statements, Reports and Documents.
Greenbriar shall deliver to each Preferred Stock Representative, each of the following:

                              (a)       Quarterly Statements.  Unless
         duplicative of paragraph (d) below, as soon as available and in any event within fifty (50) days after the end of each quarterly fiscal period (except the last) of each fiscal year of Greenbriar, copies of the consolidated and consolidating balance sheet of Greenbriar and the consolidated

         Subsidiaries as of the end of such quarterly fiscal period, and statements of income and retained earnings and changes in financial position of Greenbriar and the consolidated Subsidiaries for that quarterly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the Chief Financial Officer of Greenbriar as being true and correct and as having been prepared in accordance with GAAP, subject to year-end audit adjustments;

                   (b)       Annual Statements.  Unless duplicative of paragraph
         (d) below, as soon as available and in any event within one-hundred and five (105) days after the close of each fiscal year of Greenbriar, copies of the consolidated and consolidating balance sheet of Greenbriar and the consolidated Subsidiaries as of the close of such fiscal year and statements of income and retained earnings and changes in financial positions of Greenbriar and the consolidated Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Greenbriar) of Grant Thornton, or of other independent public accountants of recognized national standing selected by Greenbriar and satisfactory to each Preferred Stock Representative, to the effect that such consolidated financial statements have been prepared in accordance with GAAP consistently maintained and applied (except for changes in which such accountants concur) and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                   (c) Audit Reports. Promptly upon receipt thereof, one copy of each written report submitted to Greenbriar by independent accountants in any annual, quarterly or special audit made, it being understood and agreed that all audit reports which are furnished to each Preferred Stock Representative pursuant to this Section 6.8 shall be treated as confidential, but nothing herein contained shall limit or impair the right of the holders of the Preferred Stock to disclose such reports to any appropriate Tribunal, or to use such information to the extent pertinent to an evaluation of the obligations of Greenbriar under the Transaction Documents, or to enforce compliance with the terms and conditions of the Transaction Documents, or to take any lawful action which holders of the Preferred Stock deem necessary to protect their interests under the Transaction Documents;

                   (d) SEC and Other Reports. Promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Greenbriar to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by Greenbriar with any securities exchange or the Commission or any successor agency, and of any order issued by any Tribunal in any proceeding to which Greenbriar is a party; and

                   (e) Compliance Certificate. Within the earlier of (i) the filing of a quarterly or annual report with the Commission or (ii) fifty (50) days after the end of each quarterly fiscal period (except the last) of each fiscal year of Greenbriar and one-hundred and five (105) days after the close of each fiscal year of Greenbriar, a certificate executed by the Chief Financial Officer or Chief Executive Officer of Greenbriar, stating that a review of the activities of Greenbriar during such fiscal quarter has been made under his supervision and that Greenbriar has observed, performed and fulfilled each and every obligation and covenant contained herein and is not in default under any of the same or, if any such default shall have occurred, specifying the nature and status thereof, and setting forth a computation in reasonable detail as of the end of the period covered by such statements, of compliance with Sections 6.28-6.35 hereof.

                   6.9 Inspection of Property. In addition to any rights of the holders of the Preferred Stock under applicable law to inspect the property of Greenbriar, Greenbriar shall permit each Preferred Stock Representative or his representative, upon reasonable notice, during normal business hours and while accompanied by a representative from Greenbriar, to
(i) visit and inspect any of the properties of Greenbriar and any Subsidiary,
(ii) examine the corporate and financial records of Greenbriar and the Subsidiaries and make copies thereof or extracts therefrom and (iii) conduct tests or investigations, subject to the rights of tenants.

                   6.10 Conduct of Business. Greenbriar shall carry on and conduct, and cause each Subsidiary to carry on and conduct, its business in the same manner and in the same fields of enterprise as it is conducted on the date hereof, or in the real estate business; and do, and, unless merged into Greenbriar, cause each Subsidiary to do, all things necessary to (i) remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation, (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and (iii) use commercially reasonable efforts to maintain all licenses, permits, and franchises necessary for its business. Greenbriar shall not, and shall not permit any Subsidiary to, directly or indirectly, engage in any businesses other than those to which it is engaged as of the date hereof, or discontinue any of its existing lines of business or substantially alter its method of doing business except Greenbriar and any Subsidiary may engage in the real estate business.

                   6.11 Insurance. Greenbriar shall maintain, and cause each Subsidiary to maintain, insurance covering its properties, operations, personnel and businesses which insures against such losses and risks as are adequate in accordance with its reasonable business judgment.

                   6.12 Maintenance of Property. Greenbriar shall maintain, and cause each Subsidiary to maintain, all of its tangible property in good condition and repair and make all necessary replacements thereof and operate the same properly, efficiently and in a prudent manner.

                   6.13 Books and Records. Greenbriar shall maintain, and cause each Subsidiary to maintain, books, records, and accounts necessary to prepare financial statements in accordance with GAAP.

                   6.14 Notices. Except as disclosed in the 1996 Form 10-K and the September 1997 Form 10-Q, this Agreement and the documents referred to herein, Greenbriar shall promptly give notice to each Preferred Stock Representative of (i) any

Material Adverse Effect, (ii) the occurrence and the date of a Special Asset Sale Trigger, (iii) the existence and status of any Litigation that, if determined adverse to Greenbriar or any Subsidiary, would result in a Material Adverse Effect or (iv) any default under any material agreement, contract or other instrument to which Greenbriar or any Subsidiary is a party or by which any of their properties are bound, or any acceleration of the maturity of any Debt owing by Greenbriar or any Subsidiary; in each case, specifying the nature thereof and what action Greenbriar has taken, is taking, or proposes to take.

                   6.15 Authorizations and Approvals. Greenbriar shall, and shall cause each Subsidiary to, use commercially reasonable efforts to promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Transaction Documents.

                   6.16 Payment of Obligations. Greenbriar shall, and shall cause each Subsidiary to, promptly pay (or renew and extend) as they become due all of its material obligations and all lawful claims which, if unpaid, might give rise to a Lien upon any of its properties or assets (unless such obligations or claims are being contested in good faith by appropriate proceedings).

                   6.17 Employee Plans. As soon as possible and within 30 days after Greenbriar knows or has reason to know that any event which would constitute a reportable event under Section 4043(b) of Title IV of ERISA with respect to any employee pension or other benefit plan of Greenbriar subject to ERISA has occurred, or that the PBGC has instituted or will institute proceedings under ERISA to terminate that plan, deliver a certificate of a Responsible Officer of Greenbriar setting forth details as to that reportable event and the action which Greenbriar proposes to take with respect to it, together with a copy of any notice of that reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute those proceedings or any notice to the PBGC that the plan is to be terminated, as the case may be. For all purposes of this section, Greenbriar is deemed to have all knowledge or knowledge of all facts attributable to the plan administrator under ERISA.

         Except where not a Material Adverse Effect, Greenbriar shall not, and shall not permit any Subsidiary to, permit (i) any ERISA Plan to incur an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), (ii) Greenbriar or any Subsidiary to incur liability, except for liabilities for premiums that have been paid or that are not past due, under ERISA to the PBGC in connection with any ERISA Plan, (iii) Greenbriar or any Subsidiary to withdraw in whole or in part from participation in a Multiemployer Plan, (iv) Greenbriar or any Subsidiary to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (v) a "reportable event" (as defined in Section 4043 of ERISA) to occur, excluding events for which the notice requirement is waived under applicable PBGC regulations, (vi) Greenbriar, an Affiliate of Greenbriar or any Subsidiary to have any liability under or be subject to any Lien under ERISA, the Code, or any similar provisions of any Law of Canada or any of its provinces to or on account of any employee benefit plan, program, scheme, or arrangement established or maintained by Greenbriar, an Affiliate of Greenbriar or any Subsidiary or to which Greenbriar, an Affiliate of Greenbriar or any Subsidiary contributes or had an obligation to contribute, (vii) any ERISA Plan not to comply in all material respects, both in form and operation, with ERISA and the Code, and (viii) any Multiemployer Plan of Greenbriar to be in reorganization within the meaning of Section 418 of the Code.

                   6.18       Environmental Matters.

                   (a) Greenbriar shall make available to each Preferred Stock Representative (i) a copy of all future Environmental Reports, if any, and reports or notices to any Tribunal about any Release of Hazardous Substances, if any, in Greenbriar's or any Subsidiary's possession or prepared by or on behalf of Greenbriar or any Subsidiary in respect of any Real Property, and (ii) a report within ten Business Days after Greenbriar or any Subsidiary first has knowledge or reason to believe that any unreported Release of a Hazardous Substance has occurred at any Real Property that (A) requires or has resulted in any report or other notice to any Tribunal under any Environmental Law or
         (B) results or threatens to result in the presence of any Hazardous Substance in the environment in a quantity, concentration, state, or other condition that substantially exceeds any applicable standard for the protection of human health or the environment under any Environmental Law.

                   (b) Greenbriar shall, and shall cause each Subsidiary to use commercially reasonable efforts to, (i) obtain and keep in effect all Environmental Permits in substantial compliance with all Environmental Laws, (ii) operate and manage its businesses, processes, and other activities in substantial compliance with all Environmental Laws, Environmental Permits, and Environmental Indemnity Agreements of Greenbriar and in a manner to avoid incurring Environmental Liabilities, to prevent any Release of Hazardous Substances in any material amounts or in substantial violation of any Environmental Law, and to minimize the risk of loss or damage in the event of any Release of Hazardous Substances, (iii) keep each Environmental Indemnity Agreement of Greenbriar in full force and effect according to its terms, take all steps that may be necessary or appropriate to timely assert and receive payment or all claims under it, and (to the extent that the material remediation or indemnity protections or benefits provided by it would be jeopardized) and (iv) continuously and diligently carry out such removal, remedial, or other response actions as may be necessary or appropriate (A) in respect of each matter that constitutes substantial non-compliance with any Environmental Law and
         (B) to prevent or minimize potential Environmental Liabilities from any of those matters or any Release of Hazardous Substances, unless the failure to do any of the foregoing actions in clauses (i) through
         (iv) cannot reasonably be expected to have a Material Adverse Effect.

                   6.19 Distributions. Greenbriar shall not directly or indirectly declare, make, incur any liability to make or pay any Distribution except:

                   (a) Distributions paid in the form of additional common stock;

                   (b) Distributions to the holders of Series B Junior Preferred Stock and Series D Junior Preferred Stock required pursuant to their respective certificate of designations;

                   (c) Distributions paid to the holders of Series F Preferred Stock and Series G Preferred Stock; and

                   (d) Distributions by Greenbriar if (i) no Event of Default or Potential Default exists or would exist after giving effect to the Distribution and (ii) the total (without duplication) of all of those Distributions declared or paid (including the proposed Distribution) over the 12 months prior to such proposed Distribution do not exceed a 15% annualized yield based on the closing stock price of the Greenbriar Common Stock on the date such Distribution is declared.

         Greenbriar shall not permit any Subsidiary to directly or indirectly declare, make, incur any liability to make or pay any Distribution except Distributions to Greenbriar or any Subsidiary; provided that any such Distribution to a Subsidiary is ultimately paid to Greenbriar.

                   6.20 Transactions with Affiliates. Greenbriar shall not, and shall not permit any Subsidiaries to, enter into any transaction with any of its Affiliates (excluding Greenbriar and the Subsidiaries) except transactions (i) in the ordinary course of business and upon fair and reasonable terms not less favorable to Greenbriar and the Subsidiaries than could be obtained in an arm's-length transaction with a Person that was not its Affiliate or (ii) which do not exceed $60,000 individually and $100,000 in the aggregate during any fiscal year.

                   6.21 Loans, Advances and Investments. Greenbriar shall not, and shall not permit any Subsidiary to, make any loan, advance, extension of credit, or capital contribution to any other Person, other than
(i) to Greenbriar or any Subsidiary, (ii) for an amount less than $50,000 in the aggregate to such Person, (iii) as set forth on Schedule 6.21 or (iv) a fully secured loan in connection with a purchase or sale of companies and/or real estate.

                   6.22 Issuance of Shares. Greenbriar shall not permit any Subsidiary to issue, sell or otherwise dispose of, any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any shares or securities, other than to Greenbriar or any Subsidiary.

                   6.23 Assignment. Greenbriar shall not, and shall not permit any Subsidiary to, assign or transfer any of its Rights, duties, or obligations under this Agreement.

                   6.24 Accounting Methods. Greenbriar shall not, and shall not permit any Subsidiary to, change its method of accounting except (i) to conform any new Subsidiary's accounting methods to Greenbriar's accounting methods, (ii) as required by GAAP or (iii) as required by SEC rules and regulations.

                   6.25 Government Regulations. Greenbriar shall not, and shall not permit any Subsidiary to, conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

                   6.26 Compliance with Laws and Documents. Greenbriar shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts not to permit any Subsidiary to, (i) violate the provisions of the articles of incorporation or certificate of incorporation or bylaws of Greenbriar or any Subsidiary; (ii) violate or be in default in the performance of any obligation, agreement or condition contained in any license, contract, indenture, mortgage, installment sale agreement, lease, deed of trust, voting trust agreement, stockholders' agreement, note, loan, credit agreement, purchase order, agreement or instrument evidencing an obligation for borrowed money or other agreement or instrument to which Greenbriar or any of the Subsidiaries is a party or by which Greenbriar or any of the Subsidiaries may be bound or to which the property or assets of Greenbriar or any of the Subsidiaries is subject or affected, if that violation or default alone, or when aggregated with all other violations, would result in a Material Adverse Effect; (iii) violate any Law applicable to Greenbriar or any of the Subsidiaries of any Tribunal having jurisdiction over Greenbriar or any of the Subsidiaries or any of their respective activities or properties, if that violation alone, or when aggregated with all other violations, would result in a Material Adverse Effect; or (iv) violate any obligation, provision, condition, covenant or requirement contained in the Transaction Documents, if that violation or default would result in a Material Adverse Effect.

                   6.27 Maintenance of Stock Listing. The Greenbriar Common Stock shall, at all times, (i) be registered pursuant to Section 12(b) of the Exchange Act, and (ii) be approved for trading on the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

                   6.28 Total Liabilities to Equity Ratio. Greenbriar shall not permit the ratio of Total Liabilities to Total Stockholders' Equity, as of any fiscal quarter end, to be greater than 3 to 1.

                   6.29 Total Long Term Debt to Equity Ratio. Greenbriar shall not permit the ratio of Total Long Term Debt to Total Stockholders' Equity, as of any fiscal quarter end, to be greater than 2.75 to 1.

                   6.30 Dividend Coverage Ratio. Greenbriar shall not permit the ratio of EBITDA (excluding all gains and losses attributable to sales of real estate) to Senior Preferred Dividend, as reported in any fiscal quarter, to be less than 1.5 to 1.

                   6.31 Total Long Term Debt to Book Capitalization. Greenbriar shall not permit Total Long Term Debt to exceed seventy-five percent (75%) of Book Capitalization, as of any fiscal quarter end.

                   6.32 Total Debt to Adjusted Book Capitalization. Greenbriar shall not permit Total Debt to exceed seventy-five percent (75%) of Adjusted Book Capitalization, as of any fiscal quarter end.

                   6.33 Total Debt and Capitalized Operating Lease Expense Obligations to Adjusted Book Capitalization and Capitalized Operating Lease Expense Obligations. Greenbriar shall not permit Total Debt plus Capitalized Operating Lease Expense Obligations to exceed seventy-five percent (75%) of Adjusted Book Capitalization plus Capitalized Operating Lease Expense Obligations, as of any fiscal quarter end.

                   6.34 Refinancing Existing Property Debt. Greenbriar shall not, and shall not permit any Subsidiary to, refinance Existing Property Debt, unless the aggregate loan amount does not exceed seventy-one percent (71%) of the appraised value of the collateral in such refinancing.

                   6.35 Total Net Property Debt to Real Property Book Value. Greenbriar shall not permit the level of Total Net Property Debt to exceed seventy-one and eight-tenths (71.8%) of Real Property Book Value, as of any fiscal quarter end.

                   6.36 HSR Filings. Greenbriar shall (a) upon Purchaser's request, take all actions necessary to make the filings of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (b) comply with any request for additional information received by each party or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the other party in connection with such party's filings, if necessary, under the HSR Act, and (d) request, if applicable or if necessary, early termination of the applicable waiting period.

         Section 7.           Conditions to Closing

                   7.1 Conditions to Obligations of Purchaser. The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser). Greenbriar shall use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which they have control.

                              (a)       Greenbriar shall have delivered to
         Purchaser (in form and substance satisfactory to Purchaser and its counsel):

                                        (i)        a certificate, dated the
                   date hereof, of the Secretary or an Assistant Secretary of Greenbriar (A) attaching a true and complete copy of the resolutions of the Board of Directors of Greenbriar, and of all documents evidencing other necessary corporate or stockholder action (in form and substance satisfactory to Purchaser and to its counsel) taken by Greenbriar in connection with the matters contemplated by this Agreement and the other Transaction Documents, (B) attaching a true and complete copy of Bylaws of Greenbriar and each Subsidiary, (C) setting forth the incumbency of the officer or officers of Greenbriar who sign this Agreement and the other Transaction Documents, including therein a signature specimen of such officer or officers and (D) covering such other matters, and with such other attachments thereto, as Purchaser may reasonably request;

                                        (ii)       a certificate of
                   incorporation or articles of incorporation of Greenbriar and each Subsidiary certified by the Office of the Secretary of State under the laws of their respective states of incorporation;

                                        (iii)      a certificate of good
                   standing (including tax status, if applicable) of Greenbriar and each Subsidiary under the laws of their respective states of incorporation and as foreign corporations in every state in which they own property or conduct business;

                                        (iv)       an opinion of Glast,
                   Phillips & Murray, P.C. in the form attached hereto as Exhibit E;

                                        (v)        such other documents and
                   evidence relating to the matters contemplated by this Agreement or the other Transaction Documents as the holders or their counsel shall reasonably require.

                              (b) The representations and warranties of Greenbriar contained in Section 3, shall be true on and, in all material respects, as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                              (c) Greenbriar shall have performed and complied with all agreements, obligations, covenants and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing; and no Event of Default or Potential Default exists on or before the Closing or as a result of the consummation of the transactions contemplated hereby.

                              (d) The Chairman of the Board of Greenbriar shall deliver to Purchaser at the Closing a certificate certifying, to the best of his knowledge and as applicable to each of their companies, that the conditions specified in paragraphs (b), (c), (e),
         (i), (j), (k) and (l) have been fulfilled.

                              (e)       All authorizations, approvals, or
         permits, if any, of any governmental authority or regulatory body of the United States or of any state thereof that are required in connection with the lawful issuance and sale of the Preferred Stock and the conversion into the Conversion Shares pursuant to this Agreement and the other Transaction Documents shall be duly obtained and effective as of the Closing.

                              (f) Each of the Transaction Documents shall have been duly executed and delivered by all of the respective parties thereto (other than Purchaser) and shall be in full force and effect.

                              (g)       Greenbriar shall have filed the
         Certificate of Designations with the Secretary of State of the State of Nevada.

                              (h) Greenbriar shall have paid all expenses required to be paid by it pursuant to this Agreement and the Loan Agreement.

                              (i)       Greenbriar shall have received
         approval, where required, to consummate the transactions contemplated by the Transaction Documents from or pursuant to any applicable governmental or regulatory authority or law and/or from any stock exchange, including, but not limited to, the issuance and listing of the Conversion Shares from the American Stock Exchange.

                              (j) There shall not be in effect on the date of Closing any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

                              (k) There shall not be instituted, pending, or, to Greenbriar's knowledge, threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

                              (l) Greenbriar shall have duly authorized, approved and filed any and all amendments to the Articles of Incorporation, resolutions or documents necessary to consummate the transactions contemplated by the Transaction Documents.

                              (m) All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act, if any, shall have expired or been terminated.

                              (n) The Preferred Stock ranks senior with respect to the right to receive dividends and assets upon liquidation, dissolution or winding up of Greenbriar to the Series B Junior Preferred Stock and the Series D Junior Preferred Stock.

                              (o)       Greenbriar has reserved and has
         available the Conversion Shares in order to effect the conversion of the Preferred Stock, which shares, when issued, will be duly authorized and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges.

                              (p) Those documents provided for in the Additional Delivery Agreement dated of even date herewith have been delivered.

                              (q) Purchaser has notified Greenbriar that Purchaser has received final approval of the consummation of the transactions contemplated by this Agreement from its investment committee.

                              (r)       All indebtedness under the Loan
         Agreement has been paid in full together with all accrued and unpaid interest through such repayment date.

                              (s) All expenses described in Section 2.3 incurred through the date of Closing have been paid in full.

                              (t) The Purchaser and Greenbriar shall have agreed to the terms of a promissory note as contemplated in Section 8.6 of the Series F Certificate of Designation and Section 8.5 of the Series G Certificate of Designation.

                   7.2 Conditions to Obligations of Greenbriar. The obligations of Greenbriar hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Greenbriar). Purchaser shall use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

                              (a) The representations and warranties of Purchaser contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                              (b)       Purchaser shall have performed and
         complied with all agreements, obligations, covenants and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing.

                              (c)       All authorizations, approvals, or
         permits, if any, of any governmental authority or regulatory body of the United States or of any state thereof that are required in connection with the lawful purchase of the Preferred Stock and the conversion into the Conversion Shares pursuant to this Agreement and the other Transaction Documents shall be duly obtained and effective as of the Closing.

                              (d) Each of the Transaction Documents shall have been duly executed and delivered by all of the respective parties thereto (other than Greenbriar) and shall be in full force and effect.

                              (e) Purchaser shall have made payment for the Preferred Stock.

                              (f) All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act, if any, shall have expired or been terminated.

         Section 8.           Post-Conversion Rights

                   8.1 Board Representation on Greenbriar. Subsequent to a conversion by Purchaser of Preferred Stock for Conversion Shares and until the earlier of (i) the first anniversary of the date that Purchaser no longer owns any shares of Preferred Stock or (ii) the date that Purchaser no longer owns at least 5% of the issued and outstanding shares of Greenbriar, Purchaser shall have the right, at any time that there is not at least one director serving on the Board of Directors of Greenbriar pursuant to this Section 8.1 or any other provision contained in the Transaction Documents, to nominate at least one member of the Board of Directors of Greenbriar, and Greenbriar shall use its best efforts to cause such nominee to be elected to the Board of Directors of Greenbriar as soon as possible, and in any event not later than sixty days after such nomination is made. Any director elected pursuant to this Section 8.1 is subject to removal, and any vacancy in the office of such director shall be filled, only by Purchaser. If, for any reason whatsoever, Purchaser does not have a member on the Board of Directors of Greenbriar during the time period discussed above, Purchaser may appoint an observer who may attend all meetings (including committee meetings) of the Board of Directors of Greenbriar and who shall be entitled to the same expense reimbursement as the Directors of Greenbriar.

         Section 9.           Miscellaneous

                   9.1 Notices. All notices, notifications, demands, requests, waivers, consents or other communications under this Agreement shall be in writing and shall be deemed to have been duly given, unless explicitly stated otherwise, (i) if mailed registered or certified mail, postage prepaid, return receipt requested, three days after being deposited in the mail; (ii) if sent via overnight courier, the next business day after being deposited with such courier; (iii) if sent by telecopier (with written confirmation of receipt), on that day, or if telecopied on a day that is not a business day, the next day that is a business day, provided that a copy is mailed by certified or registered mail (return receipt requested); or (iv) if delivered by hand (with written confirmation of receipt) on that day, or if delivered on a day that is not a business day, the next day that is a business day; in each case, to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                   If to Greenbriar:    Greenbriar Corporation
                                        4265 Kellway Circle
                                        Addison, Texas 75244-2033
                                        Attention: Gene S. Bertcher
                                        Telecopy No.: (972) 407-8735

                   with copy to:        Mark E. Bennett, Esq.
                                        14933 Oaks North Drive
                                        Dallas, TX 75231
                                        Telecopy No.: (972) 407-8426

                   If to Purchaser:     Lone Star Opportunity Fund, L.P.
                                        600 N. Pearl Street
                                        Suite 1550, LB 161
                                        Dallas, Texas 76140
                                        Attention: Sam F. Hines
                                        Telecopy No.: (214) 754-8301

                   with copy to:        Haynes and Boone, LLP
                                        901 Main Street, Suite 3100
                                        Dallas, Texas 75202
                                        Attention: W. Scott Wallace
                                        Telecopy No.: (214) 651-5940

         If to any other Person who is the registered holder of any Preferred Stock or Conversion Shares, to the address for the purpose of such holder as it appears in the stock ledger of Greenbriar.

                   9.2        Termination.

                              (a) Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                                        (i)        by either Greenbriar or
                   Purchaser if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived in writing;

                                        (ii)       by Purchaser if any of the
                   conditions in Section 7.1 has not been satisfied as of the date of Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the date of Closing;

                                        (iii)      by Greenbriar if any of the
                   conditions in Section 7.2 has not been satisfied of the date of Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Greenbriar to comply with its obligations under this Agreement) and Greenbriar has not waived such condition on or before the date of Closing;

                                        (iv)       by mutual written consent of
                   Greenbriar and Purchaser; or

                                        (v)        by either Greenbriar or
                   Purchaser if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 12, 1998, or such later date as the parties may agree upon.

                              (b) Effect of Termination. Each party's right of termination under this Section 9.2 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 9.2, all further obligations of the parties under this Agreement (other than the obligations of Greenbriar under Section 2.3 and of all parties under
         Section 9.3) shall terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

                   9.3        Indemnification.

                              (a)       Indemnification Obligations of
         Greenbriar. Subject to the other provisions of this Section 9.3, Greenbriar shall defend, indemnify, and hold harmless Purchaser and its successors and assigns, and its officers, directors, stockholders, agents, affiliates and employees (collectively, the "Greenbriar Indemnitees"), from and against, and promptly reimburse them for, any and all Losses, without regard to the cause or causes thereof, directly or indirectly arising out of, resulting from, relating to or in connection with (i) any breach of or inaccuracy in any representation or warranty of Greenbriar contained in this Agreement, any Transaction Document or any schedule or exhibit hereto or thereto; or (ii) any breach of or non-performance of any covenant of Greenbriar contained in this Agreement, any Transaction Document or any schedule or exhibit hereto or thereto.

                              (b)       Indemnification Obligations of
         Purchaser. Subject to the other provisions of this Section 9.3, Purchaser shall defend, indemnify, and hold harmless Greenbriar and its respective heirs, legal representatives, successors and assigns (collectively, the "Purchaser Indemnitees"), from and against, and promptly reimburse them for, any and all Losses, without regard to the cause or causes thereof, directly or indirectly arising out of, resulting from, relating to or in connection with (i) any breach of or inaccuracy in any representation or warranty of Purchaser in this Agreement, any Transaction Document or any schedule or exhibit hereto or thereto; or (ii) any breach of or nonperformance of any covenant of Purchaser in this Agreement, any Transaction Document or any schedule or exhibit hereto or thereto.

                              (c)       Notice and Opportunity to Defend.

                                        (i)        If any of Greenbriar
                   Indemnitees or Purchaser Indemnitees (each, an "Indemnitee") receives notice of any claim or commencement of any action or proceeding (an "Asserted Liability") with respect to which another person (the "Indemnitor") is obligated to provide indemnification pursuant to Section 9.3(a) or Section 9.3(b), such Indemnitee shall promptly give the Indemnitor notice thereof by certified mail, describing the Asserted Liability in reasonable detail and indicating the amount (which may be estimated) of the loss, expense, damage, liability, or obligation that has been or may be asserted by the Indemnitee against the Indemnitor.

                                        (ii)       The failure of the
                   Indemnitee to give such notice shall not result in a loss of the Indemnitee's right to indemnification under this Section
                   9.3 unless such failure prejudices the Indemnitor's ability to defend against the Asserted Liability.

                                        (iii)      No settlement or compromise
                   of an Asserted Liability may be made by the Indemnitee without the written consent of the Indemnitor.

                                        (iv)       If the Indemnitor so elects,
                   the Indemnitor, at the Indemnitor's expense, shall assume the defense of the Asserted Liability and shall have the right to settle or compromise the same, except that if the Indemnitee's counsel reasonably objects to such assumption on the ground that there may be legal defenses available to the Indemnitee that are different from or in addition to those available to the Indemnitor, then the Indemnitee shall have the right to employ separate counsel approved by the Indemnitor at the Indemnitee's sole expense.

                                        (v)        If the Indemnitor assumes
                   the defense of the Asserted Liability, the Indemnitor shall not be liable for the fees and expenses of the Indemnitee's counsel incurred thereafter in connection with the Asserted Liability.

                              (d)       Survival.  All warranties,
         representations and covenants made by Greenbriar herein or in any certificate or other instrument delivered by either of them or on their behalf under this Agreement and the other Transaction Documents shall be considered to have been relied upon by Purchaser and shall survive the issuance of the Preferred Stock regardless of any investigation made by or on behalf of Purchaser. All statements in any such certificate or other instrument so delivered shall constitute representations and warranties by Greenbriar, as applicable, hereunder.

                              All representations, warranties and covenants made by Purchaser herein shall be considered to have been relied upon by Greenbriar and shall survive the issuance to Purchaser of the Preferred Stock regardless of any investigation made by Greenbriar or on their behalf.

                   9.4 Restrictive Legend. Unless and until otherwise permitted by this Agreement, each certificate for Preferred Stock issued under this Agreement and each certificate for any Preferred Stock issued to any subsequent transferee of any such certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:

                   "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may be reoffered and sold only if registered pursuant to the provisions of said Securities Act or if an exemption from registration is available."

                   9.5 Assignment, Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties whether so expressed or not. This Agreement may not be assigned without the written consent of all other parties; provided, however, Purchaser may assign all of its rights and obligations hereunder to one of its subsidiaries, provided that prior to the Closing no assignment may be made except to a subsidiary with sufficient funds to satisfy Purchaser's payment obligations under this Agreement.

                   9.6 Amendment and Waiver, etc. This Agreement may be amended only with the written consent of Greenbriar and Purchaser. No failure or delay on the part of Greenbriar or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Greenbriar or Purchaser at law or in equity or otherwise. No waiver of or consent to any departure by Greenbriar or Purchaser from any provision of this Agreement shall be effective unless signed in writing by the other parties.

                   9.7 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

                   9.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

                   9.9 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas, without respect to conflicts of laws principles.

                   9.10 Specific Performance. Greenbriar and Purchaser acknowledge that the other parties have no adequate remedy at law for breaches by Greenbriar or Purchaser of its obligations hereunder or under the Transaction Documents, and accordingly Greenbriar and Purchaser irrevocably agree that the other parties shall be entitled to the remedy of specific performance granted pursuant to Section 9.15 below, and waives any right Greenbriar or Purchaser may have to object to such remedy.

                   9.11 Entire Agreement. This Agreement, the other Transaction Documents and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


                   This Agreement supercedes that certain Stock Purchase Agreement among Residential Healthcare Properties, Inc., Greenbriar and Purchaser dated as of October 8, 1997 (the "October 8, 1997 Stock Purchase Agreement") only in the event that the transactions contemplated by this Agreement are closed, otherwise the October 8, 1997 Stock Purchase Agreement shall remain in full force and effect.

                   9.12 Headings Descriptive. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                   9.13 Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction, other than as specifically described below.

                   Purchaser agrees to indemnify and to hold harmless Greenbriar from any liability for any commission or compensation in the nature of a finder's fee (and the cost and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, partners, employees, or representatives is responsible.

                   Greenbriar agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Greenbriar or any of their officers, employees, or representatives is responsible, including without limitation, any fees owed by Greenbriar to Southwest Securities.

                   9.14 Exculpation Among Purchasers. Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than Greenbriar and its officers and directors, in making its investment or decision to invest in Greenbriar. Purchaser agrees that neither it nor its respective controlling persons, officers, directors, partners, agents or employees shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Preferred Stock (and Greenbriar Common Stock delivered upon conversion thereof).

                   9.15 Arbitration. THE PARTIES AGREE THAT IF ANY DISPUTE SHOULD ARISE UNDER THE TERMS AND PROVISIONS OF THIS AGREEMENT, EACH PARTY WAIVES ANY RIGHT TO COMMENCE LEGAL ACTION OR ARBITRATION OTHER THAN AS PROVIDED UNDER THE TERMS OF THIS AGREEMENT, AND THIS AGREEMENT SHALL PROVIDE THE SOLE AND EXCLUSIVE REMEDY FOR RESOLUTION OF DISPUTES.

                              (a) THE DETERMINATION OF THE ARBITRATOR SHALL BE FINAL AND BINDING UPON EACH PARTY AND EACH PARTY SPECIFICALLY WAIVES ANY RIGHT TO CLAIM THAT THE ARBITRATOR HAS EXCEEDED THE SCOPE OF THE ARBITRATION, HAS DISREGARDED EVIDENCE OR PRINCIPLES OF LAW, AND FURTHER WAIVES ANY RIGHT TO DISCLAIM THE QUALIFICATION OR FUNCTION OF THE ARBITRATOR IN ANY MANNER OR FASHION.

                              (b) APPOINTMENT OF THE ARBITRATOR SHALL BE MADE BY MUTUAL AGREEMENT OF THE PARTIES. IF THE PARTIES CANNOT AGREE UPON THE IDENTIFICATION OF THE ARBITRATOR WITHIN THIRTY (30) DAYS FROM THE MAILING OF THE OBJECTION, A PETITION FOR APPOINTMENT OF ARBITRATOR SHALL BE FILED WITH THE SUPERIOR COURT OF THE COUNTY OF DALLAS, TEXAS. THE ARBITRATION SHALL BE HELD IN DALLAS, TEXAS PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

                              (c)       THE ARBITRATOR'S FEES AND FEES AND
         COSTS OF PETITIONING FOR THE APPOINTMENT OF THE ARBITRATOR SHALL BE PAID BY GREENBRIAR. THE ARBITRATOR UPON RENDERING ITS AWARD SHALL DETERMINE THE PARTY THAT PREVAILED BASED UPON WRITTEN STATEMENTS MADE BY EACH PARTY AT THE COMMENCEMENT OF THE ARBITRATION AS TO THE POSITION OF THE PARTIES AND THEIR ALTERNATIVES FOR SETTLING THE MATTER. A STATEMENT OF A PROPOSED SETTLEMENT SHALL NOT BE BINDING UPON ANY PARTY AND SHALL NOT BE CONSIDERED AS EVIDENCE BY THE ARBITRATOR EXCEPT TO THE EXTENT THAT THE ARBITRATOR UPON MAKING ITS SOLE AND INDEPENDENT DETERMINATION SHALL DETERMINE THE PARTY WHICH PREVAILED BASED UPON THE PROPOSALS FOR SETTLEMENT OF THE MATTER MADE BY EACH PARTY AND SHALL DETERMINE THAT THE NON-PREVAILING PARTY SHALL PAY SOME OR ALL OF THE COSTS OF ARBITRATION INCLUDING ANY COSTS INCURRED BY THE ARBITRATOR AND IN EMPLOYING EXPERTS TO ADVISE THE ARBITRATOR IN REGARD TO SPECIFIC SUBJECTS OR QUESTIONS. THE ARBITRATOR MAY FURTHER AWARD THE COST OF ATTORNEYS FEES OR EXPERT WITNESSES CONSULTED OR EMPLOYED IN THE PREPARATION OR PRESENTATION OF EVIDENCE TO THE ARBITRATOR BY THE PREVAILING PARTY IF, IN THE ARBITRATOR'S DETERMINATION, THE POSITION OF THE NONPREVAILING PARTY WAS NOT REASONABLY TAKEN OR MAINTAINED OR WAS BASED

         UPON A FAILURE TO EXCHANGE OR COMMUNICATE PROPERLY INFORMATION WITH THE PREVAILING PARTY IN REGARD TO THE SUBJECT SUBMITTED TO ARBITRATION.

                              (d)       THE ARBITRATOR'S DETERMINATION MAY
         FURTHER PROVIDE FOR PROSPECTIVE ENFORCEMENT AND DIRECTIONS FOR THE PARTIES TO COMPLY WITH INCLUDING WITHOUT LIMITATION PERMANENT INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE. UNDER SUCH CIRCUMSTANCES, THE ARBITRATOR'S AWARD SHALL BE BINDING UPON THE PARTIES AND SHALL BE UNDERTAKEN AND PERFORMED BY EACH OF THE PARTIES UNTIL SUCH TIME AS THE ARBITRATOR'S DIRECTIONS TO THE PARTY SHALL LAPSE BY THEIR TERM, OR THE ARBITRATOR SHALL NOTIFY THE PARTIES THAT THOSE TERMS ARE NO LONGER IN FORCE OR EFFECT OR SHALL MODIFY THOSE TERMS.

                              (e)       NOTWITHSTANDING THE FOREGOING, ANY
         PARTY MAY APPEAL THE ARBITRATOR'S DETERMINATION IF SUCH APPEAL IS BASED SOLELY ON THE BASIS THAT THE ARBITRATOR HAS MADE AN INCORRECT INTERPRETATION OF LAW.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Purchase Agreement as of the date first above written.

                                        GREENBRIAR CORPORATION,
                                        a Nevada corporation



                                        By: /s/ GENE S. BERTCHER
                                           ---------------------------------
                                           Gene S. Bertcher
                                           Executive Vice President


                                        LONE STAR OPPORTUNITY FUND, L.P.,
                                        a Delaware limited partnership

                                        By: Lone Star Partners, L.P., its
                                             General Partner

                                          By:  Lone Star Management Co., Ltd.,
                                                its General Partner


                                        By: /s/ LOUIS PALETTA
                                           ------------------------------------
                                        Name:   Louis Paletta
                                             ----------------------------------
                                        Title:  Vice President
                                              ---------------------------------